Exhibit 99.1
FOR IMMEDIATE RELEASE
Diodes Incorporated Signs Agreement to Acquire
APD Semiconductor
Westlake Village, California, October 24, 2006— Diodes Incorporated (NasdaqGS: DIOD), a leading manufacturer and supplier of high quality discrete and analog semiconductors, announced today that it has signed an agreement to purchase the assets of APD Semiconductor, a privately held U.S.-based fabless discrete semiconductor company. The completion of the transaction is subject to the terms of the asset purchase agreement, the receipt of required approvals and other customary conditions.
The asset acquisition includes an approximate $8 million payment for patents, technology, trademarks and net working capital, which is in addition to a potential earnout provision. APD revenue is forecasted to be approximately $2.0 million for 2006, and the transaction is expected to be accretive to Diodes Incorporated in 2007.
“The APD acquisition is aligned with our strategy of strengthening Diodes’ technology leadership in the discrete semiconductor market and expanding our product capabilities across important segments of our end-markets,” said Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated. “With APD’s wafer technology and Diodes’ world-class packaging capabilities, we will be able to offer a far superior product to the discrete semiconductor market in respect to both cost and performance.”
Headquartered in Redwood City, California, APD Semiconductor’s main product focus is its patented and trademarked Super Barrier RectifierTM (“SBRTM”) technology. Utilizing a low cost IC wafer process, the Super Barrier RectifierTM technology uses a MOS cellular design to replace standard traditional Schottky or PN junction diodes. The SBRTM technology uses an innovative patented process technique that allows its key parameters to be easily tuned to optimize any customer applications. This adaptive and scalable technology allows for increased power saving with better efficiency and reliability at higher operating temperatures for end user applications like digital audio players, DC/DC converters, AC/DC power supplies, LCD monitors, Power-over-Ethernet (POE), Power Factor Correction (PFC) and TV/satellite set-top boxes. The SBRTM technology offers industry-leading products like the SBR20U100, which has the lowest forward voltage (VF) and the highest efficiency and power saving in its class.
“The Super Barrier RectifierTM patented technology allows for growth into new high performance market opportunities and is a natural fit with Diodes’ product technology platform,” said Mark King, Diodes’ Senior VP of Sales and Marketing. “This acquisition strengthens our leadership in high efficiency diodes, and we are very excited about the ways we can utilize these technologies to deliver next generation discrete devices across a number of high volume applications.”

APD’s breakthrough Low VF 300V SBRTM product line offers a more cost effective solution to break into the higher voltage markets to compete against existing technologies like Silicon Carbide (SiC) and Gallium Arsenide (GaAs) diodes. APD also brings to Diodes intellectual property that includes several trademarks and patents.
About APD Semiconductor, Inc.
APD Semiconductor, Inc. is headquartered in Redwood City, California, with a design center in Seattle, Washington, and a sales, application, and administration center in Taipei, Taiwan.
About Diodes Incorporated
Diodes Incorporated (NasdaqGS: DIOD) is a leading manufacturer and supplier of high-quality discrete and analog semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company’s corporate sales, marketing, engineering and logistics headquarters is located in Southern California, with two manufacturing facilities in Shanghai, China, a wafer fabrication plant in Kansas City, Missouri, engineering, sales, warehouse and logistics offices in Taipei, Taiwan and Hong Kong, and sales and support offices throughout the world. Diodes, Inc. recently acquired Anachip Corporation, a fabless analog IC company in Hsinchu Science Park, Taiwan.
Diodes, Inc.’s product focus is on subminiature surface-mount discrete devices, analog power management ICs and Hall-effect sensors, all of which are widely used in end-user equipment such as TV/satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as successful completion of the acquisition of APD, successful integration of APD with Diodes’ existing products and customers, fluctuations in product demand, the introduction of new products, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations,
(310) 231-8600, e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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